Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 27, 2007, between Transocean Worldwide Inc., a Cayman Islands company (“TOWW”), GlobalSantaFe Corporation, a Cayman Islands company (the “Company”), and Wilmington Trust Company, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 1, 2003 (the “Indenture”) providing for the Company’s issuance from time to time of the Company’s unsecured senior debentures, notes or other evidences of indebtedness (the “Securities”), issuable in one or more series as provided in the Indenture;

WHEREAS, $250,000,000 aggregate principal amount of the Company’s 5% Notes due 2013 have been issued and are outstanding under the Indenture (the “5% Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 21, 2007, between the Company, Transocean Inc., a Cayman Islands company, and TOWW, the Company is, concurrently with the execution and delivery of this First Supplemental Indenture, merging with and into TOWW by way of a scheme of arrangement qualifying as an amalgamation under the Companies Law (2007 Revision) of the Cayman Islands (the “Merger”), with TOWW being the surviving company;

WHEREAS, Section 5.01 of the Indenture provides that TOWW, as the surviving company of the Merger, is required to expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium (if any) and interest on and any Additional Amounts with respect to all the Securities and the performance of the Company’s covenants and obligations under the Indenture and the Securities;

WHEREAS, Section 9.01 of the Indenture permits the execution of supplemental indentures without the consent of any Holders to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Securities;

WHEREAS, pursuant to the foregoing authority, the Company and TOWW propose, in and by this First Supplemental Indenture, to supplement and amend the Indenture;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and TOWW, in accordance with its terms, have been done;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, TOWW and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders of the Securities, as follows:

1.             Capitalized Terms. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture.

2.             Succession by Merger. As of the effective time of the Merger, (i) TOWW shall become the successor to the Company for all purposes of the Indenture, and (ii) TOWW hereby expressly assumes the due and punctual payment of the principal of, premium (if any) and interest on and any Additional Amounts on all the Securities and the performance of the Company’s covenants and obligations under the Indenture and the Securities.

3.             Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

4.             Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of TIA Section 318(c), the imposed duties shall control.

5.             Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

7.             Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.             Successors. All agreements of TOWW and the Company in this First Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

9.             Headings. The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

10.           Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the Holders of the 5% Notes, and benefit or any legal or equitable right, remedy, claim under this First Supplemental Indenture.

11.           Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this First Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of TOWW and the Company and except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this First Supplemental Indenture, and the Trustee makes no representation with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

GLOBALSANTAFE CORPORATION

By	/s/ James L. McCulloch
Name: James L. McCulloch
Title: Senior Vice President and General Counsel

TRANSOCEAN WORLDWIDE INC.

By	/s/ Gregory L. Cauthen
Name: Gregory L. Cauthen
Title: Vice President, Treasurer and Assistant Secretary

WILMINGTON TRUST COMPANY

By	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Senior Financial Services Officer